Exhibit 99.1

Synaptogenix Appoints Crypto Expert to Lead Digital Asset Treasury
Strategy Focused Exclusively on Top-Valued AI Token

Singular focus on Bittensor (TAO), the leading AI token by

adoption and market capitalization

James Altucher to lead TAO token strategy initiatives

Planned initial acquisition of $10 million in TAO equates to over two times the Company’s current market capitalization; total acquisition target of $100 million

NEW YORK – June 9, 2025 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company") today announced its launch of a differentiated cryptocurrency treasury strategy focused exclusively on the artificial intelligence (AI) crypto token “TAO,” which is currently the top AI token by market capitalization and adoption. Well-known cryptocurrency and AI expert James Altucher will lead a TAO-based revenue generation strategy targeting staking yield and token appreciation.

Synaptogenix plans to acquire $10 million in TAO tokens initially, which amounts to over two times the Company’s current market valuation. The Company’s strategy is targeted to acquire $100 million of TAO tokens. The initial acquisition will be funded by the Company’s significant cash reserves and well-capitalized balance sheet.

Joshua Silverman, Chairman of the Board, stated, “Near the end of 2024, our Board of Directors began exploring value creation opportunities to best utilize our significant cash reserves. We have witnessed an increasing number of public and private companies allocate digital assets to their corporate treasuries successfully or use them as part of their business strategies. We believe the leading AI token, TAO, offers the best outlook for growth and adoption as well as the best opportunity to create and preserve value for our stockholders. We are fortunate to bring on James Altucher, a world-class authority on both AI and crypto, to drive revenue generation and TAO staking strategies in pursuit of significantly increasing shareholder value.”

“Based on our initial review, we believe the fixed market supply of 21 million TAO tokens alongside rapidly increasing global demand for AI development and adaptation makes TAO a compelling cryptocurrency,” Silverman concluded.

Mr. Altucher is an accomplished entrepreneur, venture capitalist, writer and author with decades of expertise in emerging technologies including crypto and AI. As an early proponent of Bitcoin, he created the first “Bitcoin-only” store. He has also published numerous academic papers on AI and delivered keynotes at prestigious AI conferences.

“The AI industry is expected to grow tenfold between now and 2030, and some percentage of every dollar allocated to AI is expected to go towards decentralized AI where TAO is the clear leader. I am excited to be a part of what I believe is the only pure play public company focused on the convergence between crypto and AI as both industries continue to grow exponentially,” said Altucher.

TAO is the native token created for Bittensor, a decentralized blockchain network for machine learning and AI. Bittensor’s open access and ownership environment for creating, training, and evaluating AI models is designed to democratize AI development. The network incentivizes participants, including miners and validators, based on the value of their contributions, as measured by information theory—such as the novelty, relevance, or efficiency of shared AI knowledge. Rewards are distributed in the form of TAO tokens.

Synaptogenix intends to change its name and ticker symbol in accordance with its digital asset treasury strategy based on the AI token TAO. A new corporate website is also under development. More information will be available within the next several months.

Synaptogenix announced that it has entered into securities purchase agreements for a $5.5 million financing, including James Altucher, involving the sale of 5,500 shares of its newly issued Series D convertible preferred stock ("preferred stock"), with a stated value of $1,000 per share, convertible into shares of its common stock in a private placement and five year common stock purchase warrants, which is expected to close on or about June 10, 2025 subject to the satisfaction of customary closing conditions.

The shares of Series D preferred stock have a conversion price of $3.00 per share. The warrants have an exercise price of $3.00 per common share.

The financing, consulting agreement with Mr. Altucher and certain management changes are more fully disclosed in the current report on Form 8-K filed with the SEC this morning.

Forward-Looking Statements

Any statements contained in this press release by Synaptogenix that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact

800-811-5591

ir@synaptogen.com